SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a–12

SYNERGY RESOURCES CORPORATION
(Name of Registrant as Specified In Its Charter)
William T. Hart - Attorney for Registrant
(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
☐ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
☐ Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11:

SYNERGY RESOURCES CORPORATION
20203 Highway 60
 Platteville, CO 80651
(970) 737-1073

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD July 17, 2012

To the Shareholders:

Notice is hereby given that Synergy Resources Corporation’s (the “Company”) annual meeting of the shareholders will be held at the Embassy Suites, 4705 Clydesdale Parkway, Loveland, Colorado 80538 on July 17, 2012, at 10:00 am. Mountain Daylight Time, for the following purposes:

(1)	To elect the directors who shall constitute the Company’s Board of Directors for the ensuing year;

(2)	to ratify the appointment of Ehrhardt, Keefe, Steiner & Hottman, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2012;

(3)	to approve on an advisory basis, compensation of the Company’s executive officers;

(4)	to approve on an advisory basis, the frequency of advisory votes on the compensation of the Company’s executive officers; and

to transact such other business as may properly come before the meeting.

June 1, 2012 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting.  Shareholders are entitled to one vote for each share held.  As of June 1, 2012 there were 51,409,340 issued and outstanding shares of the Company’s common stock.

SYNERGY RESOURCES CORPORATION
June 4, 2012	Edward Holloway Chief Executive Officer

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY CARD,
AND SIGN, DATE AND RETURN THE PROXY CARD.
TO SAVE THE COST OF FURTHER SOLICITATION,
PLEASE VOTE PROMPTLY

SYNERGY RESOURCES CORPORATION
20203 Highway 60
 Platteville, CO 80651
(970) 737-1073

PROXY STATEMENT

The accompanying proxy is solicited by the Company’s directors for voting at the annual meeting of shareholders to be held on July 17, 2012, and at any and all adjournments of such meeting.  If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders.  Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address shown above or in person at the time of the meeting.  Additionally, any later dated proxy will revoke a previous proxy from the same shareholder.  This proxy statement was mailed to shareholders of record on or about June 7, 2012.

There is one class of capital stock outstanding.  Provided a quorum consisting of one-third of the shares entitled to vote is present at the meeting or by proxy, the affirmative vote of a majority of the shares of common stock voting in person or by proxy is required to elect directors and adopt other proposals to come before the meeting.  Cumulative voting is not permitted.

Shares of the Company’s common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the annual meeting.  "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority.  Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

PRINCIPAL SHAREHOLDERS

The following table lists, as of June 1, 2012, the shareholdings of (i) each person owning beneficially 5% or more of the Company’s common stock (ii) each officer who received compensation in excess of $100,000 during the Company’s most recent fiscal year and (iii) all officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

Name and Address	Number of Shares (1)		Percent of Class (2)

Edward Holloway	4,760,909	(3)	8.9
William E. Scaff, Jr.	4,760,909	(4)	8.9
Frank L. Jennings	128,000		0.3
Rick A. Wilber	768,915		1.5
Raymond E. McElhaney	507,725		1.0
Bill M. Conrad	494,225		1.0
R.W. Noffsinger, III	538,425		1.1
George Seward	1,573,707		3.1
Wayne L. Laufer	3,381,000		6.5

All officers and directors as a group (8 persons)	13,532,815		24.4

(1)	Share ownership includes shares issuable upon the exercise of options or warrants, all of which are exercisable within 60 days of the date of this proxy statement, held by the persons listed below.

Name	Share Issuable Upon Exercise	Exercise Price	Expiration Date

Edward Holloway	1,000,000	$1.00	6-11-13
Edward Holloway	1,000,000	$10.00	6-11-13
William E. Scaff, Jr.	1,000,000	$1.00	6-11-13
William E. Scaff, Jr.	1,000,000	$10.00	6-11-13
Frank L. Jennings	50,000	$4.40	3-7-21
Frank L. Jennings	4,000	$6.00	12-31-12
Rick A. Wilber	215,000	$6.00	12-31-12
Rick A. Wilber	17,000	$10.00	12-31-12
Raymond E. McElhaney	262,000	$6.00	12-31-12
Bill M. Conrad	247,000	$6.00	12-31-12
R. W. Noffsinger, III	125,000	$6.00	12-31-12
R. W. Noffsinger, III	125,000	$10.00	12-31-12
George Seward	387,000	$6.00	12-31-14
Wayne L. Laufer	275,000	$6.00	12-31-14

(2)	Computed based upon 51,409,340 shares of common stock outstanding as of June 1, 2012, adjusted for options or warrants exercisable within 60 days of the date of this Proxy Statement.

(3)	Shares are held of record by various trusts and limited liability companies controlled by Mr. Holloway.

(4)	Shares are held of record by various trusts and limited liability companies controlled by Mr. Scaff.

ELECTION OF DIRECTORS

Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the current directors listed below to serve as members of the Board of Directors until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

All current directors have consented to stand for re-election.  In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

The Company’s officers and directors are listed below.  The Company’s directors are generally elected at its annual shareholders' meeting and hold office until the next annual shareholders' meeting, or until their successors are elected and qualified.  The Company’s executive officers are elected by its directors and serve at their discretion.

Name	Age	Position

Edward Holloway	60	President, Principal Executive Officer and Director
William E. Scaff, Jr.	55	Vice President, Secretary, Treasurer and Director
Frank L. Jennings	61	Principal Financial and Accounting Offic
Rick A. Wilber	65	Director
Raymond E. McElhaney	55	Director
Bill M. Conrad	55	Director
R.W. Noffsinger, III	38	Director
George Seward	62	Director

The principal occupations of the Company’s officers and directors during the past several years are as follows:

Edward Holloway – Mr. Holloway has been an officer and director of the Company since September 2008 and was an officer and director of the Company’s predecessor between June 2008 and September 2008.  Mr. Holloway co-founded Cache Exploration Inc., an oil and gas exploration and development company.  In 1987, Mr. Holloway sold the assets of Cache Exploration to LYCO Energy Corporation.  He rebuilt Cache Exploration and sold the entire company to Southwest Production a decade later.  In 1997, Mr. Holloway co-founded, and since that date has co-managed, Petroleum Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas.  In 2001, Mr. Holloway co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas.  Mr. Holloway holds a degree in Business Finance from the University of Northern Colorado and is a past president of the Colorado Oil & Gas Association.

William E. Scaff, Jr. – Mr. Scaff has been an officer and director of the Company since September 2008 and was an officer and director of the Company’s predecessor between June 2008 and September 2008.  Between 1980 and 1990, Mr. Scaff oversaw financial and credit transactions for Dresser Industries, a Fortune 50 oilfield equipment company.  Immediately after serving as a regional manager with TOTAL Petroleum between 1990 and 1997, Mr. Scaff co-founded, and since that date co-managed, Petroleum Management, LLC, a company engaged in the exploration, operations, production and distribution of oil and natural gas.  In 2001, Mr. Scaff co-founded, and since that date has co-managed, Petroleum Exploration and Management, LLC, a company engaged in the acquisition of oil and gas leases and the production and sale of oil and natural gas.  Mr. Scaff holds a degree in Finance from the University of Colorado.

Frank L. Jennings – Mr. Jennings began his service as the Company’s Principal Financial and Accounting Officer on a part-time basis in June 2007.  In March 2011 he joined the Company on a full-time basis.  From 2001 until 2011, Mr. Jennings was an independent consultant providing financial accounting services, primarily to smaller public companies.  From 2006 until 2011, he also served as the Chief Financial Officer of Gold Resource Corporation (AMEX:GORO).  From 2000 to 2005, he served as the Chief Financial Officer and a director of Global Casinos, Inc., a publicly traded corporation, and from 1994 to 2001 he served as Chief Financial Officer of American Educational Products, Inc. (NASDAQ:AMEP), before it was purchased by Nasco International.  After his graduation from Austin College with a degree in economics and from Indiana University with an MBA in finance, he joined the Houston office of Coopers & Lybrand.  He also spent four years as the manager of internal audit for The Walt Disney Company.

Rick A. Wilber – Mr. Wilber has been one of the Company’s directors since September 2008.  Since 1984, Mr. Wilber has been a private investor in, and a consultant to, numerous development stage companies.  In 1974, Mr. Wilber was co-founder of Champs Sporting Goods, a retail sporting goods chain, and served as its President from 1974-1984.  He has been a Director of Ultimate Software Group Inc. since October 2002 and serves as a member of its audit and compensation committees.  Mr. Wilber was a director of Ultimate Software Group between October 1997 and May 2000.  He served as a director of Royce Laboratories, Inc., a pharmaceutical concern, from 1990 until it was sold to Watson Pharmaceuticals, Inc. in April 1997 and was a member of its compensation committee.

Raymond E. McElhaney  -  Mr. McElhaney has been one of the Company’s directors since May 2005, and prior to the acquisition of Predecessor Synergy was the Company’s President and Chief Executive Officer.  Mr. McElhaney began his career in the oil and gas industry in 1983 as founder and President of Spartan Petroleum and Exploration, Inc. Mr. McElhaney also served as a chairman and secretary of Wyoming Oil & Minerals, Inc., a publicly traded corporation, from February 2002 until 2005.  From 2000 to 2003, he served as vice president and secretary of New Frontier Energy, Inc., a publicly traded corporation. McElhaney is a co-founder of MCM Capital Management Inc., a privately held financial management and consulting company formed in 1990 and has served as its president of that company since inception.

Bill M. Conrad - Mr. Conrad has been one of the Company’s directors since May 2005 and prior to the acquisition of Predecessor Synergy was the Company’s Vice President and Secretary.  Mr. Conrad has been involved in several aspects of the oil & gas industry over the past 20 years. From February 2002 until June 2005, Mr. Conrad served as president and a director of Wyoming Oil & Minerals, Inc., and from 2000 until April 2003, he served as vice president and a director of New Frontier Energy, Inc. Since June 2006, Mr. Conrad has served as a director of Gold Resource Corporation, a publicly traded corporation engaged in the mining industry.  In 1990, Mr. Conrad co-founded MCM Capital Management Inc. and has served as its vice president since that time.

R.W. “Bud” Noffsinger, III - Mr. Noffsinger was appointed as one of the Company’s directors in September 2009.  Mr. Noffsinger has been the President/CEO of RWN3 LLC, a company involved with investment securities, since February 2009.  Previously, Mr. Noffsinger was the President (2005 to 2009) and Chief Credit Officer (2008 to 2009) of First Western Trust Bank in Fort Collins, Colorado.  Prior to his association with First Western, Mr. Noffsinger was a manager with Centennial Bank of the West (now Guaranty Bank and Trust).  Mr. Noffsinger’s focus at Centennial was client development and lending in the areas of commercial real estate, agriculture and natural resources.  Mr. Noffsinger is a graduate of the University of Wyoming and holds a Bachelor of Science degree in Economics with an emphasis on natural resources and environmental economics.

George Seward – Mr. Seward was appointed as one of the Company’s directors on July 8, 2010. Mr. Seward cofounded Prima Energy in 1980 and served as its Secretary until 2004, when Prima was sold to Petro-Canada for $534,000,000. At the time of the sale, Prima had 152 billion cubit feet of proved gas reserves and was producing 55 million cubic foot of gas daily from wells in the D-J Basin in Colorado and the Powder River Basin of Wyoming and Utah. Since March 2006 Mr. Seward has been the President of Pocito Oil and Gas, a limited production company, with operations in northeast Colorado, southwest Nebraska and Barber County, Kansas. Mr. Seward has also operated a diversified farming operation, raising wheat, corn, pinto beans, soybeans and alfalfa hay in southwestern Nebraska and northeast Colorado, since 1982.

The Company believes Messrs. Holloway, Scaff, McElhaney, Conrad and Seward are qualified to act as directors due to their experience in the oil and gas industry.  The Company believes Messrs. Wilber and Noffsinger are qualified to act as directors as result of their experience in financial matters.

Rick Wilber, Raymond McElhaney, Bill Conrad and R.W. Noffsinger, are considered independent as that term is defined Section 803.A of the NYSE Amex Rules.

The members of the Company’s compensation committee are Rick Wilber, Raymond McElhaney, Bill Conrad, and R.W. Noffsinger.  The members of the Company’s Audit Committee are Raymond McElhaney, Bill Conrad and R.W. Noffsinger.  Mr. Noffsinger acts as the financial expert for the Audit Committee of the Company’s board of directors.

All of the Company's officers devote substantially all of their time to the Company's business.

The Company’s Board of Directors does not have a “leadership structure”, as such, since each director is entitled to introduce resolutions to be considered by the Board and each director is entitled to one vote on any resolution considered by the Board.  The Company’s Board of Directors does not have a chairman.

The Company’s Board of Directors has the ultimate responsibility to evaluate and respond to risks facing the Company.  The Company’s Board of Directors fulfills its obligations in this regard by meeting on a regular basis and communicating, when necessary, with the Company’s officers.

The Company has adopted a Code of Ethics which is applicable to all of the Company’s officers and employees.  The Code of Ethics is available on the Company’s website, located at www.synergyresourcescorporation.com.

If a violation of this code of ethics act is discovered or suspected, the officer or employee, as the case may be should (anonymously, if desired) send a detailed note, with relevant documents to the Company’s Audit Committee, c/o R.W. Noffsinger, at the company’s offices, located at 20203 Highway 60, Platteville, Colorado 80651.

The Company’s Board of Directors met 4 times during the fiscal year ended August 31, 2011.  All of the Directors attended these meetings, either in person or by telephone conference call.  In addition, the Board of Directors had a number of informal telephonic meetings during the course of the year.

For purposes of electing directors at its annual meeting the Company does not have a nominating committee or a committee performing similar functions.  The Company’s Board of Directors does not believe a nominating committee is necessary since the nominees to the Board of Directors are selected by a majority vote of the Company’s independent directors.

The Company does not have any policy regarding the consideration of director candidates recommended by shareholders since a shareholder has never recommended a nominee to the Board of Directors and under Colorado law, any shareholder can nominate a person for election of a director at the annual shareholders’ meeting.  However, the Company’s Board of Directors will consider candidates recommended by shareholders.  To submit a candidate for the Board of Directors the shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company’s Chief Executive Officer, at the address shown on the cover page of this proxy statement.  The Board has not established any specific qualifications or skills a nominee must meet to serve as a director.  Although the Board does not have any process for identifying and evaluating director nominees, the Board does not believe there would be any differences in the manner in which the Board evaluates nominees submitted by shareholders as opposed to nominees submitted by any other person.

The meeting scheduled to be held on July 17, 2012 will be the Company’s first annual meeting. The Company does not have a policy with regard to Board member’s attendance at annual meetings.

Holders of the Company’s common stock can send written communications to the Company’s entire Board of Directors, or to one or more Board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to the Company’s offices in Platteville, Colorado.  Communications addressed to the Board of Directors as whole will be delivered to each Board member.  Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

Security holder communications not sent to the Board of Directors as a whole or to specified Board members are not relayed to Board members.

Executive Compensation

Compensation Discussion and Analysis

    This Compensation Discussion and Analysis (CD&A) outlines the Company’s compensation philosophy, objectives and process for its executive officers.  This CD&A includes information on how compensation decisions are made, the overall objectives of the Company’s compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding the Company’s executive officer compensation program.

    The Compensation Committee determines the compensation of the Company’s officers.

    The Company’s compensation philosophy extends to all employees, including executive officers, and is designed to align employee and shareholder interests. The philosophy’s objective is to provide fair compensation based upon the employee’s position, experience and individual performance.

The Company’s compensation program is structured to be competitive both in its design and in the total compensation offered.

The Company does not believe that its compensation program encourages any of its employees to take risks that would be likely to have a material adverse effect on the Company.  The Company reached this conclusion based on management’s opinion that the salaries paid to employees are consistent with the employees’ duties and responsibilities.

Review of Executive Officer Compensation

    The Company’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation.  For instance, if the exercise price on options that are granted in a previous year is less than the listed stock price the next year, the Company does not take that into consideration in determining the amount of the options which may be granted in a subsequent year.  Similarly, if the options granted in a previous year become more valuable, the Company does not take that into consideration in determining the options which may be awarded for the next year.

Components of Compensation—Executive Officers

    The Company’s executive officers are compensated through the following three components:

•	Base salary
•	Stock options
•	Benefits

A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits.  The Company wants to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. The Compensation Committee believes that the Company’s stockholders are best served when the Company can attract and retain talented executives by providing compensation packages that are competitive but fair.

Base Salaries

Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other oil and gas exploration and development companies and other publicly traded companies of comparable size.

Long-Term Incentives

Stock option grants help to align the interests of the Company’s officers with those of its shareholders.  Options grants are made under the Company’s Stock Option Plan.

The Company believes that grants of stock options:

•	Enhance the link between the creation of shareholder value and long-term executive incentive compensation;
•	Provide focus, motivation and retention incentive; and
•	Provide competitive levels of total compensation.

Benefits

In addition to cash and equity compensation programs, executive officers participate in the health insurance programs available to the Company’s other employees.

All executive officers are eligible to participate in the Company’s 401(k) plan on the same basis as all other employees. The Company matches participant’s contribution in cash, not to exceed 4% of the participant’s total compensation.

Summary Compensation Table

The following table shows the compensation paid or accrued to the Company’s executive officers during each of the three years ended August 31, 2011.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation (5)	Total
Edward Holloway,	2011	$300,000	100,000	-	-	9,800	$409,800
Principal Executive	2010	$175,000	-	-	-	-	$175,000
Officer	2009	$150,000	-	-	5,092,672	-	$5,242,672

William E. Scaff, Jr., Vice	2011	$300,000	100,000	-	-	9,800	$409,800
President, Secretary and	2010	$175,000	-	-	-	-	$175,000
Treasurer	2009	$150,000	-	-	5,092,672	-	$5,242,675

Frank L Jennings,	2011	$87,391	-	220,000	404,352	-	$711,743
Principal Financial and	2010	$106,225	-	-	-	-	$106,225
Accounting Officer	2009	$63,715	-	-	-	-	$63,715

(1)	The dollar value of base salary (cash and non-cash) earned.

(2)	The dollar value of bonus (cash and non-cash) earned.

(3)	The fair value of stock issued for services computed in accordance with ASC 718 on the date of grant.

(4)	The fair value of options granted computed in accordance with ASC 718 on the date of grant.

(5)	All other compensation received that the Company could not properly report in any other column of the table.

    The compensation to be paid to Mr. Holloway, Mr. Scaff and Mr. Jennings is based upon their employment agreements, which are described below.  All material elements of the compensation paid to these officers is discussed below.

    On June 11, 2008, the Company signed employment agreements with Ed Holloway and William E. Scaff Jr.  Each employment agreement provided that the employee would be paid a monthly salary of $12,500 and required the employee to devote approximately 80% of his time to the Company’s business.  The employment agreements expired on June 1, 2010.

    On June 1, 2010, the Company entered into new employment agreements with Mr. Holloway and Mr. Scaff.  The new employment agreements, which expire on May 31, 2013, provide that the Company will pay Mr. Holloway and Mr. Scaff each a monthly salary of $25,000 and require both Mr. Holloway and Mr. Scaff to devote approximately 80% of their time to the Company’s business.  In addition, for every 50 wells that begin producing oil and/or gas after June 1, 2010, whether as the result of the Company’s successful drilling efforts or acquisitions, the Company will issue to each of Mr. Holloway and Mr. Scaff, a cash payment of $100,000 or shares of common stock in an amount equal to $100,000 divided by the average closing price of our common stock for the 20 trading days prior to the date the 50th well begins producing.

On June 23, 2011 the Company’s directors approved an employment agreement with Frank L. Jennings, the Company’s Principal Financial and Accounting Officer.  The employment agreement provides that the Company will pay Mr. Jennings a monthly salary of $15,000 and issue to Mr. Jennings:

•	50,000 shares of restricted common stock; and

•
options to purchase 150,000 shares of common stock.  The options are exercisable at a price of $4.40 per share, vest over three years in 50,000 share increments beginning March 6, 2012, and expire on March 7, 2021.

The employment agreement expires on March 7, 2014 and requires Mr. Jennings to devote all of his time to the Company’s business.

If Mr. Jennings resigns within 90 days of a relocation (or demand for relocation) of his place of employment to a location more than 35 miles from his then current place of employment, the employment agreement will be terminated and Mr. Jennings will be paid the salary provided by the employment agreement through the date of termination and the unvested portion of any stock options held by Mr. Jennings will vest immediately.

In the event there is a change in the control, the employment agreement allows Mr. Jennings to resign from his position and receive a lump-sum payment equal to 12 months’ salary. In addition, the unvested portion of any stock options held by Mr. Jennings will vest immediately.  For purposes of the employment agreement, a change in the control means: (1) the Company’s merger with another entity if after such merger the Company’s shareholders do not own at least 50% of the voting capital stock of the surviving corporation; (2) the sale of substantially all of the Company’s assets; (3) the acquisition by any person of more than 50% of the Company’s common stock; or (4) a change in a majority of the Company’s directors which has not been approved by the Company’s incumbent directors.

The employment agreements mentioned above will terminate upon the employee’s death or disability, or may be terminated by the Company for cause.  If the employment agreement is terminated for any of these reasons, the employee, or his legal representatives as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

For purposes of the employment agreements, “cause” is defined as:

(i)	the conviction of the employee of any crime or offense involving, or of fraud or moral turpitude, which significantly harms the Company;

(ii)	the refusal of the employee to follow the lawful directions of the Company’s board of directors;

(iii)	the employee’s negligence which shows a reckless or willful disregard for reasonable business practices and significantly harms the Company; or

(iv)	a breach of the employment agreement by the employee.

Stock Option and Bonus Plans

The Company has a 2011 Non-Qualified Stock Option Plan, a 2011 Incentive Stock Option Plan, and a 2011 Stock Bonus Plan.  A summary description of each plan follows.

2011 Non-Qualified Stock Option Plan.  The Company’s Non-Qualified Stock Option Plan authorizes the issuance of shares of the Company’s common stock to persons that exercise options granted pursuant to the Plan.  The Company’s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with promoting the Company’s stock or the sale of securities in a capital-raising transaction.  The option exercise price is determined by the Company’s directors.

2011 Incentive Stock Option Plan.  The Company’s Incentive Stock Option Plan authorizes the issuance of shares of the Company’s common stock to persons that exercise options granted pursuant to the Plan.  The Company’s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with promoting the Company’s stock or the sale of securities in a capital-raising transaction.  The option exercise price is determined by the Company’s directors.

2011 Stock Bonus Plan.  The Company’s Stock Bonus Plan allows for the issuance of shares of common stock to the Company’s employees, directors, officers, consultants and advisors.  However, bona fide services must be rendered by the consultants or advisors and such services must not be in connection with promoting the Company’s stock or the sale of securities in a capital-raising transaction.

Summary.  The following is a summary of options granted or shares issued pursuant to the Plans as of June 1, 2012.  These plans have been approved by the Company’s shareholders. Each option represents the right to purchase one share of the Company’s common stock.

Name of Plan	Total Shares Reserved Under Plans	Reserved for Outstanding Options	Shares Issued as Stock Bonus	Remaining Options/Shares Under Plans

2011 Non-Qualified Stock Option Plan	2,000,000	795,000	-	1,205,000
2011 Incentive Stock Option Plan	2,000,000	-	-	2,000,000
2011 Stock Bonus Plan	2,000,000	-	5,000	1,995,000

Other Options

The Company has issued options to the persons shown below.  The options were not granted pursuant to any of the Company’s stock option plans.  As of June 1, 2012, none of these options have been exercised.

Name	Grant Date	Shares Issuable Upon Exercise of Options	Exercise Price	Expiration Date

Edward Holloway (1)	9-10-08	1,000,000	$1.00	6-11-13
William E. Scaff, Jr. (2)	9-10-08	1,000,000	$1.00	6-11-13
Edward Holloway (1)	9-10-08	1,000,000	$10.00	6-11-13
William E. Scaff, Jr. (2)	9-10-08	1,000,000	$10.00	6-11-13

(1)         Options are held of record by a limited liability company controlled by Mr. Holloway.
(2)         Options are held of record by a limited liability company controlled by Mr. Scaff.

The following table shows information concerning the Company’s outstanding options as of June 1, 2012.

	Shares underlying unexercised Option which are:
Name	Exercisable		Unexercisable		Exercise Price	Expiration Date

Ed Holloway	1,000,000		--		$1.00	6-11-13
William E. Scaff, Jr.	1,000,000		--		$1.00	6-11-13
Ed Holloway	1,000,000		--		$10.00	6-11-13
William E. Scaff, Jr.	1,000,000		--		$10.00	6-11-13
Frank L. Jennings	50,000		100,000		$4.40	3-7-21
Employees	119,000	(1)	526,000	(1)	(1)	(1)

(1)
Options were issued to several employees pursuant to the Company’s Non-Qualified Stock Option Plan. The exercise price of the options varies between $2.40 and $4.40 per share.  The options expire at various dates between December 2018 and April, 2022.

The following table shows the weighted average exercise price of the outstanding options granted pursuant to the Company’s Non-Qualified Stock Option Plan or otherwise as of August 31, 2011.

	1	2	3
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans, Excluding Securities Reflected in Column 1

Non-Qualified Stock Option Plan	620,000	$3.40	1,380,000
Other Options	4,000,000	$5.50	-

Compensation of Directors During Year Ended August 31, 2011

	Fees Earned or	Stock	Option
	Paid in Cash	Awards (1)	Awards (2)	Total

Rick Wilber	$20,000	--	--	$20,000
Raymond McElhaney	$32,500	--	--	32,500
Bill Conrad	28,000	--	--	28,000
R.W. Noffsinger	24,000	--	--	24,000
George Seward	20,000	--	--	20,000
	$124,500	--	--	$124,500

(1)	The fair value of stock issued for services computed in accordance with ASC 718 on the date of the grant.
(2)	The fair value of options granted computed in accordance with ASC 718 on the date of grant.

Compensation Committee

    During the year ending August 31, 2011 the Company had a Compensation Committee which was comprised of Rick Wilber, Raymond McElhaney, Bill Conrad and R.W. Noffsinger.  During the year ended August 31, 2011 the Compensation Committee met one time. All members of the Compensation Committee attended these meetings.

    During the year ended August 31, 2011, no director of the Company was also an executive officer of another entity, which had an executive officer of the Company serving as a director of such entity or as a member of the compensation committee of such entity.

     The Company’s Board of Directors has adopted a written charter for the compensation committee, a copy of which can be found on the Company’s website at www.synergyresourcescorporation.com.

    The following is the report of the Compensation Committee:

    The key components of the Company’s executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options.  It is the Company’s policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the oil and gas exploration and development industry.  Accordingly, data on compensation practices followed by other companies in the oil and gas exploration and development industry is considered.

    The Company’s long-term incentive program consists exclusively of periodic grants of stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Decisions made regarding the timing and size of option grants take into account the performance of both the Company and the employee, “competitive market” practices, and the size of the option grants made in prior years.  The weighting of these factors varies and is subjective.

During the year ending August 31, 2011, the compensation paid to the Company’s executive officers was based on their employment contracts.

The foregoing report has been approved by the members of the Compensation Committee:

Rick Wilber
Raymond McElhaney
Bill Conrad
R.W. Noffsinger

Audit Committee

During the year ended August 31, 2011 the Company had an Audit Committee comprised of Raymond McElhaney, Bill Conrad and R.W. Noffsinger.  All members of the Audit Committee are independent as independence is defined by Section 803 of the NYSE Amex’s Listing Standards.  R.W. Noffsinger serves as the audit committee’s financial expert.  The purpose of the Audit Committee is to review and approve the selection of the Company’s independent registered public accounting firm and review the Company’s financial statements with the Company’s independent registered public accounting firm.

During the fiscal year ended August 31, 2011, the Audit Committee met five times.  All members of the Audit Committee attended these meetings.

The following is the report of the Audit Committee:

(1)	The Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended August 31, 2011 with the Company’s management.

(2)
The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards (SAS) No. 114 “The Auditor's Communication With Those Charged With Governance”.

(3)
The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by PCAOB (Public Company Accounting Oversight Board) standards,  and had discussed with the Company’s independent registered public accounting firm the independent registered public accounting firm’s independence; and

(4)
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2011 for filing with the Securities and Exchange Commission.

(5)
During the year ended August 31, 2011 the Company paid Erhardt, Keefe, Steiner & Hottman P.C., the Company’s independent registered public accounting firm, fees for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s 10-Q reports for the fiscal year and all regulatory filings. The Audit Committee is of the opinion that these fees are consistent with maintaining its independence from the Company.

The foregoing report has been approved by the members of the Audit Committee:

Raymond McElhaney
Bill Conrad
R.W. Noffsinger

The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be found on the Company’s website at www.synergyresourcescorporation.com.

Certain Relationships and Related Transactions

The Company’s two officers, Edward Holloway and William Scaff, Jr., are currently involved in oil and gas exploration and development.  Mr. Holloway and Mr. Scaff, or their affiliates (collectively the “Holloway/Scaff Parties”), may present the Company with opportunities to acquire leases or to participate in drilling oil or gas wells.  The Holloway/Scaff Parties control three entities with which the Company has entered into agreements.  These entities are Petroleum Management, LLC (“PM”), Petroleum Exploration and Management, LLC (“PEM”), and HS Land and Cattle, LLC (“HSLC”).

Any transaction between the Company and the Holloway/Scaff Parties must be approved by a majority of the Company’s disinterested directors.  In the event the Holloway/Scaff Parties are presented with or become aware of any potential transaction which they believe would be of interest to the Company, they are required to provide the Company with the right to participate in the transaction.  The Holloway/Scaff Parties are required to disclose any interest they have in the potential transaction as well as any interest they have in any property which could benefit from the Company’s participation in the transaction, such as by the Company’s drilling an exploratory well on a lease which is in proximity to leases in which the Holloway/Scaff Parties have an interest.  Without the Company’s consent, the Holloway/Scaff Parties may participate up to 25% in a potential transaction on terms which are no different than those offered to the Company.

In October 2010, and following the approval of the Company’s directors, the Company acquired oil and gas properties from PM and PEM, for approximately $1.0 million. The oil and gas properties the Company acquired are located in the Wattenberg Field and consisted of:

•	six producing oil and gas wells
•	two shut in oil wells
•	fifteen drill sites, net 6.25 wells
•	miscellaneous equipment

The Company has a 100% working interest (80% net revenue interest) in the six producing wells and the two shut in wells.

In 2009, PM and PEM acquired the same oil and gas properties sold to the Company from an unrelated third party for $920,000. The difference in the price the Company paid for the properties and the price PM and PEM paid for the properties represents interest on the amount paid by PM and PEM for the properties, closing costs and equipment improvements.

The Company acquired all of the working oil and gas assets owned by PEM in a transaction that closed on May 24, 2011.  In total, the Company acquired interests in 88 gross (40 net) oil and gas wells in the Wattenberg Field, and interests in oil and gas leases covering approximately 6,968 gross acres in the Wattenberg Field and the Eastern D-J Basin (eastern Colorado and western Nebraska).  These oil and gas interests were acquired from Petroleum Exploration and Management, LLC (“PEM”), a company owned by Ed Holloway and William E. Scaff, Jr., two of the Company’s officers, for approximately $19.0 million.  The transaction was approved by the disinterested directors and by a vote of the shareholders, with Mr. Holloway and Mr. Scaff not voting.

The Company had a letter agreement with PM and PEM which provided the Company with the option to acquire working interests in oil and gas leases owned by these firms and covering lands on the D-J basin.  The oil and gas leases covered 640 acres in Weld County, Colorado and, subject to certain conditions, would be transferred to the Company for payment of $1,000 per net mineral acre.  The working interests in the leases the Company could acquire varied, but the net revenue interest in the leases, could not be less than 75%.  During the term of this letter agreement, which commenced on August 7, 2008 and expired on August 31, 2010, the Company acquired leases covering 640 gross (360 net) acres from PM and PEM for $360,000.

Pursuant to the terms of an Administrative Services Agreement, through June 30, 2010 PM provided the Company with office space and equipment storage in Platteville, Colorado, as well as secretarial, word processing, telephone, fax, email and related services for a fee of $20,000 per month.  Following the termination of the Administrative Services Agreement, and since July 1, 2010 the Company has leased the office space and equipment storage yard in Platteville from HSLC at a rate of $10,000 per month.

During the year ended August 31, 2011, the Company acquired oil and gas leases from George Seward, a member of the Company’s board of directors.  In total, the Company purchased lease interests covering 22,066 gross (19,717 net) undeveloped acres, located in eastern Colorado and western Nebraska, in exchange for 353,817 shares of the Company’s common stock.  Based on the market price of the Company’s common stock on the transaction dates, these acquisitions were valued at $788,676.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ehrhardt, Keefe, Steiner & Hottman, P.C., an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending August 31, 2012.  Ehrhardt, Keefe, Steiner & Hottman, P.C. served as the Company’s independent registered public accounting firm for the fiscal years ended August 31, 2011 and 2010.  A representative of Ehrhardt, Keefe, Steiner & Hottman, P.C. is expected to be present at the shareholders’ meeting.

The following table shows the aggregate fees billed to the Company during the years ended August 31, 2011 and 2010 by Ehrhardt, Keefe, Steiner & Hottman, P.C.:

	Year Ended August 31,
	2011	2012

Audit Fees	$119,514	$72,213
Audit-Related Fees	$35,993	$7,500
Tax Fees	$43,157	$3,800
All Other Fees

Audit fees represent amounts billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s 10-Q reports for the fiscal year and all regulatory filings.  Audit-related fees represent amounts billed for reviewing acquisitions and registration statements. Before Ehrhardt, Keefe, Steiner & Hottman, P.C. was engaged by the Company to render audit or non-audit services, the engagement was approved by the Company’s audit committee.  The Company’s Board of Directors is of the opinion that the audit fees charged by Ehrhardt, Keefe, Steiner & Hottman, P.C., are consistent with Ehrhardt, Keefe, Steiner & Hottman, P.C. maintaining its independence from the Company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s shareholders to vote to approve, on a nonbinding advisory basis, the compensation of the Company’s executive officers.

Accordingly, the Company will ask shareholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on a nonbinding advisory basis, the compensation of the Company’s executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and narrative disclosure in the Company’s proxy statement.”

To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company’s Board of Directors and its Compensation Committee will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that the shareholders approve on a nonbinding advisory basis the aforementioned resolution approving the compensation of the Company’s executive officers set forth in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables the Company’s shareholders to indicate how frequently the Company should seek an advisory vote on the compensation of the Company’s executive officers. Shareholders may indicate on a nonbinding advisory basis whether an advisory vote on compensation of the Company’s executive officers is held every one, two, or three years.

The option of one year, two years or three years that receives the highest number of votes cast by the shareholders will be the frequency for the advisory vote on executive compensation that has been selected by the shareholders. However, because this vote is advisory and not binding on the Company in any way, the Company’s Board of Directors may decide that it is in the best interests of the Company’s shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the shareholders.

The Board of Directors recommends that the shareholders of the Company cast a vote of “3 Years” on the frequency of holding an advisory vote on executive compensation.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the year ending August 31, 2011 will be sent to any shareholder of the Company upon request.  Requests for a copy of this report should be addressed to the Secretary of the Company at the address provided on the first page of this proxy statement.

SHAREHOLDER PROPOSALS

Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders following the Company’s year ending August 31, 2012 must be received by the Secretary of the Company no later than November 1, 2012.

GENERAL

The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by the Company including any additional solicitation made by letter, telephone or telegraph.  Failure of a quorum to be present at the meeting will necessitate adjournment and will subject the Company to additional expense.  The Company’s annual report, including financial statements for the 2011 fiscal year, is included in this mailing.

The Company’s Board of Directors does not intend to present and does not have reason to believe that others will present any other items of business at the annual meeting.  However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

Please complete, sign and return the attached proxy promptly.

PROXY

SYNERGY RESOURCES CORPORATION
This Proxy is solicited by the Company’s Board of Directors

The undersigned shareholder of Synergy Resources Corporation acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held July, 17, 2012, at 10:00 am. Mountain Daylight Time, at The Embassy Suites, 4705 Clydesdale Parkway, Loveland, Colorado 80538 and hereby appoints Edward Holloway with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said annual meeting of shareholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof.  The above named Attorney and Proxy is instructed to vote all of the undersigned's shares as follows:

(1)	To elect the persons who shall constitute Synergy Resources Corporation’s Board of Directors for the ensuing year;

             ☐  FOR all nominees listed below (except as marked to the contrary below)         ☐  WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

Nominees:      Edward Holloway     William E. Scaff, Jr.     Rick A. Wilber    Raymond E. McElhaney      Bill M. Conrad      George Seward   R.W. Noffsinger III

(2)	to ratify the appointment of Ehrhardt, Keefe, Steiner & Hottman, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2012.

☐  FOR           ☐  AGAINST             ☐ ABSTAIN

(3)	to approve on an advisory basis, compensation of the Company’s executive officers and:

☐  FOR           ☐  AGAINST             ☐ ABSTAIN

(4)	to approve on an advisory basis, the frequency of advisory votes on the compensation of the Company’s executive officers; and

☐  1 YEAR           ☐  2 YEARS          ☐ 3 YEARS

 To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL THE LISTED DIRECTORS, IN FAVOR OF ITEMS 2 AND 3 AND FOR “3 YEARS” FOR PROPOSAL 4.

Dated this ____ day of ____, 2012

(Signature)

Print Name

Please sign your name exactly as it appears on your stock certificate.  If shares are held jointly, each holder should sign.  Executors, trustees, and other fiduciaries should so indicate when signing.

Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

Send your proxy by regular mail, email, or fax to:

SYNERGY RESOURCES CORPORATION
20203 Highway 60
 Platteville, CO 80651
Phone: (970) 737-1073
Fax: (970) 737-1045
Email:  proxy@syrginfo.com

SYNERGY RESOURCES CORPORATION
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on July 17, 2012.

1.	This notice is not a form for voting.

2.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

3.	The Proxy Statement, Notice of Annual Meeting, Annual Report to Shareholders is available at www.proxyvote.com.

4.
If you want to receive a paper or email copy of these documents, you must request one.  There is no charge to you for requesting a copy.  Please make your request for a copy as instructed below on or before June 30, 2012 to facilitate timely delivery.

The 2012 annual meeting of the Company’s shareholders will be held at the  Embassy Suites, 4705 Clydesdale Parkway, Loveland, CO 80538 on July 17, 2012, at 10:00 am. Mountain Daylight Time, for the following purposes:

(1)	to elect the directors who shall constitute the Company’s Board of Directors for the ensuing year;

(2)	to ratify appointment of Ehrhardt, Keefe, Steiner & Hottman, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2012;

(3)	to approve on an advisory basis, compensation of the Company’s executive officers;

(4)	to approve on an advisory basis, the frequency of advisory votes on the compensation of the Company’s executive officers; and

         to transact such other business as may properly come before the meeting.

The Board of Directors recommends that shareholders vote FOR all directors, proposals two and three and FOR “3 Years” on proposal four listed on the Notice of Annual Meeting of Shareholders.

June, 1, 2012 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting.  Shareholders may cast one vote for each share held.

Shareholders may access the following documents at www.proxyvote.com:

•	Notice of the 2012 Annual Meeting of Shareholders
•	Company’s 2012 Proxy Statement;
•	Company’s Annual Report for the year ended August 31, 2011; and
•	Proxy Card

Shareholders may request a paper copy of the Proxy Materials and Proxy Card by calling (970) 737-1073, by emailing the Company at proxy@syrginfo.com, or by visiting www.proxyvote.com and indicating if you want a paper copy of the proxy materials and proxy card:

•	for this meeting only, or

•	for this meeting and all other meetings.

If you have a stock certificate registered in your name, or if you have a proxy from a shareholder of record on June 1, 2012, you can, if desired, attend the Annual Meeting and vote in person.  Shareholders can obtain directions to the 2012 annual shareholders’ meeting by contacting the Company by telephone at (970) 737-1073 or by email to proxy@syrginfo.com.

Please visit www.proxyvote.com to print and fill out the Proxy Card.  Complete and sign the proxy card and mail the Proxy Card by regular mail, email, or fax to:

Synergy Resources Corporation
20203 Highway 60
Platteville, CO. 80651
Phone:  (970)737-1073
Fax:  (970)737-1045
Email:  proxy@syrginfo.com